UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  August 24, 2012 (August 22, 2012)

CHINA SHEN ZHOU MINING & RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-33929	87-0430816
(State of Incorporation)	(Commission File No.)	(IRS Employer ID Number)

No. 166 Fushi Road Zeyang Tower, Shijingshan District, Beijing, China 100043

(Address of principal executive offices)

86-010-8890-6927

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 24, 2012, China Shen Zhou Mining & Resources, Inc. (the “Company”) filed with the Secretary of State of the State of Nevada a Certificate of Amendment to the Articles of Incorporation of the Company (the “Amendment”). The Amendment was filed in order to effect the increase in the authorized share amounts of the Company, such Amendment having previously been approved at a special meeting of the shareholders of the Company held on June 20, 2012. Pursuant to the Amendment the total authorized capital of the Company was increased from 55,000,000 shares to 105,000,000 shares, the total authorized common stock, par value $0.001 per share was increased from 50,000,000 shares to 100,000,000 shares, and the total authorized preferred stock of the Company remained unchanged at 5,000,000 shares.

Pursuant to the Amendment, the text of the first paragraph of ARTICLE IV: CAPITAL STOCK has been amended to read as follows:

“The authorized capital of this Corporation shall be 105,000,000 shares allocated as follows: (A) The aggregate number of common shares which this Corporation shall have authority to issue is: 100,000,000 shares, $0.001 par value, which shares shall be designated “Common Stock”; and (B) The aggregate number of preferred shares which this Corporation shall have the authority to issue is 5,000,000 shares, $0.001 par value, which shares shall be designated “Preferred Stock.””

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

China Shen Zhou Mining & Resources, Inc.

Date: August 24, 2012	By:	/s/ Xiaojing Yu
Xiaojing Yu
Chief Executive Officer